BCB Bancorp, Inc., Announces Quarterly Cash Dividend and Quarterly Earnings

BAYONNE, N.J., April 28, 2016 (GLOBE NEWSWIRE) -- BCB Bancorp, Inc., Bayonne, NJ (Nasdaq: BCBP) announced net income of $2.0 million for the three months ended March 31, 2016, as compared to $1.8 million for the three months ended March 31, 2015. Basic and diluted earnings per share were $0.16 for the three months ended March 31, 2016, compared with $0.20 for the three months ended March 31, 2015. The weighted average number of common shares outstanding for the three months ended March 31, 2016 for basic and diluted earnings per share calculations was 11,217,000 and 11,219,000, respectively. The weighted average number of common shares outstanding for the three months ended March 31, 2015 for basic and diluted earnings per share calculations was 8,400,000 and 8,421,000, respectively.

The increase in net income of $189,000, or 10.2 percent, for the three months ended March 31, 2016, as compared to the three months ended March 31, 2015, was primarily related to increases in total net interest income, non-interest income and a decrease in the provision for loan loss, partly offset by increases in non-interest expense and the provision for income tax.

Net interest income increased by $1.1 million, or 8.8 percent, to $13.7 million for the three months ended March 31, 2016 from $12.6 million for the three months ended March 31, 2015. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $319.4 million, or 24.4 percent, to $1.626 billion for the three months ended March 31, 2016 from $1.306 billion for the three months ended March 31, 2015, partly offset by a decrease in the average yield on interest-earning assets of 36 basis points to 4.4 percent for the three months ended March 31, 2016 from 4.8 percent for the three months ended March 31, 2015.

Interest income on loans receivable increased by $2.1 million, or 13.8 percent, to $17.5 million for the three months ended March 31, 2016 from $15.4 million for the three months ended March 31, 2015. The increase was primarily attributable to an increase in the average balance of loans receivable of $182.0 million, or 14.4 percent, to $1.443 billion for the three months ended March 31, 2016 from $1.261 billion for the three months ended March 31, 2015, partially offset by a decrease in the average yield on loans receivable to 4.8 percent for the three months ended March 31, 2016 from 4.9 percent for the three months ended March 31, 2015. The increase in the average balance of loans receivable was in accordance with the Company’s growth strategy, which included the hiring of additional loan production and business development personnel and the opening of two additional branches over the last 12 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company’s primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Total non-interest income increased by $449,000, or 37.3 percent, to $1.7 million for the three months ended March 31, 2016 from $1.2 million for the three months ended March 31, 2015. Non-interest income reflected an increase of $211,000, or 42.2 percent, in fees and service charges to $711,000 for the three months ended March 31, 2016 from $500,000 for the three months ended March 31, 2015 as well as an increase in the gain on sale of loans of $248,000, or 36.7 percent, to $924,000 for the three months ended March 31, 2016 from $676,000 for the three months ended March 31, 2015. The increase in the gain on sale of loans resulted from management’s strategy to take advantage of favorable market conditions, while the increase in fees and service charges included servicing fee income related to these sales.

Total non-interest expense increased by $1.7 million or 17.6 percent to $11.7 million for the three months ended March 31, 2016 from $10.0 million for the three months ended March 31, 2015. Expense increases were incurred in certain areas of the income statement, which included salaries and benefits, occupancy and equipment expense, professional and other non-interest expense, much of which resulted from branch expansion.

Total assets increased by $87.7 million, or 5.4 percent, to $1.706 billion at March 31, 2016 from $1.618 billion at December 31, 2015. Total cash and cash equivalents increased by $77.6 million, or 58.5 percent, to $210.2 million at March 31, 2016 from $132.6 million at December 31, 2015. Loans receivable, net increased by $9.4 million, or 0.7 percent, to $1.429 billion at March 31, 2016 from $1.420 billion at December 31, 2015. Deposit liabilities increased by $76.5 million, or 6.0 percent, to $1.350 billion at March 31, 2016 from $1.274 billion at December 31, 2015. Long-term borrowed money increased by $10.0 million, or 5.0 percent, to $210.0 million at March 31, 2016 from $200.0 million at December 31, 2015. Stockholders’ equity decreased by $1.2 million, or 0.9 percent, to $132.3 million at March 31, 2016 from $133.5 million at December 31, 2015.

Thomas Coughlin, President and Chief Executive Officer, commented, “Our efforts to increase our deposit base yielded a six percent increase in total deposits for the quarter as the Bank continues to invest in the communities we serve. Four additional branches have been added over the last 18 months, including our newest location at Forest Avenue in Staten Island. BCB’s continued expansion entails additional infrastructure and salary costs, resulting in increased non-interest expenses. The bank’s Board of Directors and Bank Management are confident that this investment will continue to positively reflect shareholder value.”

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $.14/common share payable on May 15, 2016, with a record date of May 1, 2016. The continuation of our quarterly cash dividend reflects the prospective confidence our Board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution based upon all quantitative measurements as defined by our regulatory agencies. We remain diligent in our exploration of initiatives that we believe provide the opportunity for growth in both franchise and shareholder value.”

BCB Community Bank presently operates 16 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and Staten Island, New York.

Contact
Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700
or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In Thousands, Except Share and Per Share Data, Unaudited)

	March 31,	December 31,
	2016	2015

ASSETS
Cash and amounts due from depository institutions	$10,508	$11,808
Interest-earning deposits	199,688	120,827

Total cash and cash equivalents	210,196	132,635

Interest-earning time deposits	980	1,238
Securities available for sale	9,639	9,623
Loans held for sale	648	1,983
Loans receivable, net of allowance for loan losses of $18,168 and
$18,042 respectively	1,429,549	1,420,118
Federal Home Loan Bank of New York stock, at cost	11,161	10,711
Premises and equipment, net	15,657	15,727
Accrued interest receivable	5,981	5,595
Other real estate owned	2,021	1,564
Deferred income taxes	9,870	9,881
Other assets	10,446	9,331

Total Assets	$1,706,148	$1,618,406

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$143,621	$130,920
Interest bearing deposits	1,206,799	1,143,009

Total deposits	1,350,420	1,273,929
Short-term debt	-	-
Long-term debt	210,000	200,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	9,293	6,809

Total Liabilities	1,573,837	1,484,862

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,560 shares of series A, B, and C 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share) at March 31, 2016 and 1,731 at December 31, 2015	-	-
Additional paid-in capital preferred stock	15,464	17,174
Common stock; $0.064 par value; 20,000,000 shares authorized, issued 13,751,160 and 13,738,587 at March 31, 2016 and December 31, 2015, respectively, outstanding 11,221,897 shares and
11,209,324 shares, respectively	880	879
Additional paid-in capital common stock	118,941	118,803
Retained earnings	27,614	27,382
Accumulated other comprehensive (loss)	(1,492)	(1,598)
Treasury stock, at cost, 2,529,263 shares at March 31, 2016 and December 31, 2015	(29,096)	(29,096)

Total Stockholders' Equity	132,311	133,544

Total Liabilities and Stockholders' Equity	$1,706,148	$1,618,406

BCB BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended March 31,

	2016	2015

Interest income:
Loans, including fees	$17,493	$15,367
Investments, taxable	200	146
Other interest-earning assets	138	7

Total interest income	17,831	15,520

Interest expense:
Deposits:
Demand	362	172
Savings and club	89	122
Certificates of deposit	2,034	1,121

	2,485	1,415
Borrowed money	1,648	1,514

Total interest expense	4,133	2,929

Net interest income	13,698	12,591
Provision for loan losses	189	720

Net interest income after provision for loan losses	13,509	11,871

Non-interest income:
Fees and service charges	711	500
Gain on sales of loans	924	676
Other	19	29

Total non-interest income	1,654	1,205

Non-interest expense:
Salaries and employee benefits	6,024	5,225
Occupancy and equipment	1,872	1,791
Data processing and service fees	1,062	1,051
Professional fees	427	102
Director fees	153	179
Regulatory assessments	350	275
Advertising and promotional	363	438
Other real estate owned, net	16	49
Other	1,470	874

Total non-interest expense	11,737	9,984

Income before income tax provision	3,426	3,092
Income tax provision	1,391	1,246

Net Income	$2,035	$1,846
Preferred stock dividends	234	202

Net Income available to common stockholders	$1,801	$1,644

Net Income per common share-basic and diluted
Basic	$0.16	$0.20

Diluted	$0.16	$0.20

Weighted average number of common shares outstanding
Basic	11,217	8,400

Diluted	11,219	8,421

See accompanying notes to unaudited consolidated financial statements.